UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

THOMAS PROPERTIES GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

April 28, 2010

Dear Stockholder:

You are cordially invited to attend the 2010 annual meeting of stockholders of Thomas Properties Group, Inc., which will be held on Wednesday, May 26, 2010, at 10:00 a.m. local time, at the California Club, 538 South Flower Street, Los Angeles, California. We look forward to greeting our stockholders able to attend.

This document includes the notice of the annual meeting and the proxy statement. The proxy statement describes the business to be conducted at the annual meeting and provides other information concerning our Company of which you should be aware when you vote your shares, whether in person or by proxy.

We are pleased to advise you that under the Securities and Exchange Commission rules we have also made our proxy materials available to our stockholders over the Internet. You may view the Company’s proxy statement and Annual Report for the year ended December 31, 2009 online at www.envisionreports.com/tpgi. You may also vote your shares via the Internet or by telephone by following the instructions set forth on the enclosed proxy card.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. We urge you to vote and submit your proxy. If you decide to attend the annual meeting and vote in person, you may withdraw your proxy if you so desire.

On behalf of the Board of Directors and the employees of Thomas Properties Group, Inc., I would like to express my appreciation for your continued interest in the affairs of our Company.

Sincerely,

James A. Thomas

Chairman of the Board of Directors,

President and Chief Executive Officer

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD

ON MAY 26, 2010

To The Stockholders of Thomas Properties Group, Inc.:

Notice is hereby given that the annual meeting of stockholders of Thomas Properties Group, Inc. (the “Company”) will be held on Wednesday, May 26, 2010, at 10:00 a.m. local time, at the California Club, 538 South Flower Street, Los Angeles, California, for the following purposes:

1.	To elect all seven director-nominees to the Board of Directors each for a one-year term expiring at the close of the Company’s annual meeting of stockholders in 2011.

2.	To ratify the audit committee’s appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2010.

3.	To consider and act on such other business as may properly come before the meeting or any adjournments or postponements thereof.

The annual meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

The Board of Directors of the Company has fixed the close of business on April 19, 2010 as the record date for determination of stockholders entitled to notice of and to vote at the meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at the Company’s principal executive offices, 515 South Flower Street, Sixth Floor, Los Angeles, CA 90071, during the ten days preceding the meeting.

Whether or not you plan to attend our annual meeting, we urge you to vote and submit your proxy. If you attend our meeting, you may continue to have your shares voted as instructed on your proxy, or you may withdraw your proxy at the meeting and vote your shares in person. Any proxy may be revoked at any time prior to its exercise at our annual meeting.

Registered holders may authorize their proxies or vote:

•	By Internet: Go to www.envisionreports.com/tpgi;

•	By Toll-Free Telephone: You may call the number shown on your proxy; or

•	By Mail: You may mark, sign, date and promptly return the enclosed proxy in the postage-paid envelope.

Beneficial stockholders: If your shares of common stock are held by a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee to have your shares of common stock voted.

Important Notice Regarding the Availability of Proxy Materials for the 2010 Annual Meeting of Stockholders to be held on May 26, 2010. Because we have elected to utilize the “full set delivery” option, we are delivering to all stockholders paper copies of all of our proxy materials, including a proxy card, as well as providing access to our proxy materials on a publicly accessible website. The Company’s Proxy Statement and Annual Report for the fiscal year ended December 31, 2009 are available at our corporate website and may be accessed at www.envisionreports.com/tpgi.

By Order of the Board of Directors,

Diana M. Laing

Chief Financial Officer and Secretary

Los Angeles, California

April 28, 2010

515 South Flower Street, Sixth Floor

Los Angeles, CA 90071

PROXY STATEMENT

This proxy statement contains information related to the annual meeting of the stockholders of Thomas Properties Group, Inc. (the “Company”) to be held on Wednesday, May 26, 2010, beginning at 10:00 a.m., local time, at the California Club, 538 South Flower Street, Los Angeles, California. This proxy statement is being provided in connection with the solicitation of proxies by the Board of Directors for use at the 2010 annual meeting of stockholders and at any adjournment or postponement of the meeting. This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about April 28, 2010.

A copy of the Company’s 2009 annual report on Form 10-K is included in the envelope with this proxy statement.

About The Meeting

What is the purpose of the annual meeting?

At the Company’s annual meeting, the stockholders will act upon the matters described in the accompanying notice of annual meeting of stockholders. These matters include the following:

•	the election of the seven director-nominees to the Board of Directors each for a one-year term expiring at the close of the Company’s annual meeting of stockholders in 2011;

•	to ratify the audit committee’s appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2010; and

•	to consider and act on such other business as may properly come before the meeting or adjournments or postponement thereof.

In addition, the Company’s management will report on the performance of the Company during the 2009 fiscal year and respond to questions from stockholders.

Who is entitled to vote?

Only holders of record of our outstanding common stock and limited voting stock at the close of business on the record date, April 19, 2010, are entitled to receive notice of and to vote at the meeting and at any postponement or adjournment of the meeting.

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose concerning the meeting, during ordinary business hours at the Company’s principal executive offices, 515 South Flower Street, Sixth Floor, Los Angeles, CA 90071, during the ten days preceding the meeting.

How many votes do I get?

Each share of common stock and limited voting stock entitles the holder to one vote per share with respect to all matters on which the holders of such shares are entitled to vote. Holders of common stock are entitled to vote on all matters to be voted on by the stockholders. Holders of limited voting stock are entitled to vote only on the election of directors, certain extraordinary matters including a merger or sale of our Company, and amendments to our certificate of incorporation.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. You may obtain directions to the California Club by calling the club at (213) 622-1391 or visiting its Internet site at http://www.californiaclub.org/contact/location.aspx.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of shares of the Company stock entitled to cast at least a majority of the votes of the outstanding stock entitled to vote on a particular matter will constitute a quorum entitled to take action with respect to that matter. Abstentions and broker “non-votes” are each counted for purposes of determining the presence or absence of a quorum. As of April 19, 2010, the record date for the annual meeting, 35,197,696 shares of common stock of the Company were outstanding and eligible to vote and 13,813,331 shares of limited voting stock were outstanding and eligible to vote.

What is a broker “non-vote”?

A broker “non-vote” occurs when a nominee holding stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that item and has not received instructions from the beneficial owner. For purposes of calculating votes in the election of directors, broker non-votes and abstentions will not be counted as votes and will not affect the results of the vote. The only proposal scheduled for a vote at the annual meeting for which a nominee may exercise discretionary voting power is Proposal 2, the ratification of the Company’s independent auditors. Proposal 2 will require the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against Proposal 2 and broker non-votes will not be counted as votes cast and will have no effect on the result of the votes.

How do I vote?

If you are a record holder of your stock, you may vote by submitting your proxy by telephone or Internet or through the mail.

Internet and telephone voting

To vote by the Internet or the telephone, follow the respective instructions set forth on the enclosed proxy card for Internet or telephone voting.

Vote by mail

Sign and date each proxy card you receive and return it in the prepaid envelope.

All shares of stock entitled to vote at the annual meeting that are represented by properly executed proxies will, unless such proxies have been revoked, be voted in accordance with the instructions given in such proxies or, if no contrary instructions are given therein, will be voted in accordance with the Board’s recommendations. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted in accordance with the Board’s recommendations.

What are the Board’s recommendations?

The Board’s recommendations are set forth after the description of each proposal in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election of each of the director-nominees as described under Proposal 1;

•

FOR the proposal of the Board of Directors to ratify the appointment of Ernst & Young LLP as the Company’s independent certified accountants for the fiscal year ending December 31, 2010 as set forth in Proposal 2.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

May I change my vote after I return my proxy card or vote by Internet or telephone?

Yes. Any stockholder who has given a proxy with respect to any matter may revoke it at any time prior to the closing of the polls as to that matter at the annual meeting by:

•	delivering a notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company;

•	if you voted by Internet or telephone, visiting the Internet voting site or calling the telephone number again and changing your vote, up to 1:00 a.m., Eastern Daylight Time, on May 26, 2010; or

•	attending the annual meeting and voting in person.

Who will count the vote?

Computershare Trust Company, N.A., our stock registrar and independent stock transfer agent, will count the votes. A representative of the Company will act as the inspector of election.

What shares are included on the proxy card(s)?

The shares on your proxy card(s) represent ALL of your shares of stock of the Company.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, sign, date and return all proxy cards. We encourage you to have all accounts registered in the same name and address whenever possible.

How are proxies solicited?

Proxies will be solicited by mail. Proxies may also be solicited by directors, officers and a small number of regular employees of the Company personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such services. In the event we should determine it is necessary in order to ensure a quorum at the meeting, we may engage an outside proxy solicitation firm to assist us, and would expect to pay customary fees for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for their expenses in doing so.

This solicitation is being made by the Company and the entire cost of the solicitation will be borne by the Company.

When are stockholder proposals for the 2011 annual meeting of stockholders due?

To be considered for inclusion in the Company’s proxy statement for the 2011 annual stockholders meeting, Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholder proposals must be received at the Company’s offices no later than December 29, 2010. Proposals must be in compliance with Rule 14a-8 under the Exchange Act and the Company’s bylaws, and must be submitted in writing, delivered or mailed to the Company’s Secretary.

In addition, the Company’s bylaws require that if a stockholder desires to introduce a stockholder proposal or nominate a director candidate from the floor of the 2011 annual meeting of the stockholders without inclusion in the proxy statement for such meeting, such proposal or nomination must be submitted in writing to the Company’s Secretary not less than 60 days nor more than 90 days prior to the first anniversary date of the mailing of its proxy materials with regard to the 2010 annual meeting of the stockholders or, if the date of the annual meeting is more than 30 days prior to or more than 60 days after the preceding anniversary date, notice by the stockholder will be timely if received not earlier than the 90th day prior to the 2011 annual stockholders meeting (which has not yet been set) and not later than the close of business on the later of (i) the 60th day prior to the 2011 annual stockholders meeting or (ii) the 10th day following public announcement of the 2011 annual stockholders meeting.

Each notice by stockholders must set forth (i) the name and address of the stockholder who intends to make the nomination or proposal and any beneficial owner on whose behalf the nomination or proposal is made and (ii) the class and number of shares of common stock that are owned beneficially and of record by such stockholder and beneficial owner, if any. In the case of a stockholder proposal, the notice must also set forth a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such stockholder or beneficial owner, if any, in that proposed business.

How do stockholders communicate with the Board?

Stockholders and other parties interested in communicating directly with the Board of Directors, non-management directors or specific directors may do so by writing the Board of Directors, c/o Thomas Properties Group, Inc., 515 South Flower Street, Sixth Floor, Los Angeles, CA 90071, Attn: Secretary. The mailing envelope should also clearly indicate whether the communication is intended for the Board of Directors, the non-management directors or a specific director.

Does the Company have a Code of Ethics?

The Company has a Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the principal executive officer and the principal financial officer. The Code of Business Conduct and Ethics is available on the Company’s website at www.tpgre.com.

What is the security ownership of management?

The table set forth on page 9 provides information with respect to the beneficial ownership of the Company’s securities by management.

Proposal to Elect Members to the Board of Directors (Proposal 1)

What are we asking you to approve?

Under the Company’s bylaws, each member of the Board serves for a one-year term and until his or her successor is duly elected and qualifies, or until such director’s earlier death, resignation or removal. Vacancies on the Board may be filled only by individuals elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) will serve for the remainder of the term and until such director’s successor is duly elected and qualifies, or until such director’s earlier death, resignation or removal.

Directors are elected by a plurality of the votes cast at the annual meeting, which means the seven director-nominees who receive the largest number of properly cast votes will be elected as directors. Each share of common stock and limited voting stock is entitled to one vote for each of the seven director-nominees. Under applicable Delaware law, in determining whether each director-nominee has received the requisite number of votes, abstentions and broker non-votes will not be counted. Cumulative voting is not permitted. It is the intention of the proxy holders named in the enclosed proxy to vote the proxies received by them for the election of the director-nominees named below unless authorization to do so is withheld. If any director-nominee should become unavailable for election prior to the annual meeting, an event which currently is not anticipated by the Board, the proxies will be voted for the election of a substitute director-nominee or director-nominees proposed by the Board.

Mr. James A. Thomas, Mr. R. Bruce Andrews, Mr. Edward D. Fox, Mr. John L. Goolsby, Mr. Winston H. Hickox, Mr. Randall L. Scott and Mr. John R. Sischo are all of our nominees for election to the Board. Each such director-nominee is currently serving as a director and has consented to be named in this proxy statement and to serve as a director if elected, and management has no reason to believe that any director-nominee will be unable to serve. The information below relating to the nominees for election as director has been furnished to the Company by the respective individuals. Each of the director-nominees would serve until his or her successor is elected and qualifies, or until such director’s earlier death, resignation or removal. If elected at the annual meeting, Messrs. Thomas, Andrews, Fox, Goolsby, Hickox, Scott and Sischo would each serve until the close of the Company’s 2011 annual meeting.

What does the Board of Directors recommend with respect to Proposal 1?

The Board recommends a vote FOR each of the nominees.

Nominees For Director For a One-Year Term Expiring in 2011

The name and age of each director-nominee is set forth below:

Name	Age
James A. Thomas	73
R. Bruce Andrews	69
Edward D. Fox	62
John L. Goolsby	68
Winston H. Hickox	67
Randall L. Scott	54
John R. Sischo	53

The following is a biographical summary of the experience, qualifications, attributes and skills that led our Board to the conclusion that each individual should be nominated to serve as a member of our Board of Directors:

James A. Thomas serves as our Chairman of the Board, President and Chief Executive Officer. Mr. Thomas has served on our Board of Directors since the Company was organized in March 2004. Mr. Thomas founded our predecessor group of entities, and served as the Chairman of the Board and Chief Executive Officer of our predecessor group of entities from 1996 to the commencement of our operations in October 2004. Prior to founding our predecessor group of entities, Mr. Thomas served as a co-managing partner of Maguire Thomas Partners, a national full-service real estate operating company from 1983 to 1996. In 1996, Maguire Thomas Partners was divided into two companies with Mr. Thomas forming our predecessor group of entities with other key members of the former executive management at Maguire Thomas Partners. Mr. Thomas also served as Chief Executive Officer and principal owner of the Sacramento Kings NBA Basketball team and the ARCO Arena from 1992 until 1999. He is a member of the Real Estate Roundtable and the National Association of Real Estate Investment Trusts (NAREIT), a current member and a former Chairman of the board of directors of Town Hall Los Angeles, and serves on the board of directors of the SOS Coral Trees, Los Angeles Chamber of

Commerce, Center Theatre Group, and the National Advisory Council of the Cleveland Marshall School of Law. Mr. Thomas is the Chairman of the Advisory Board for the Thomas Family Center for Entrepreneurship at the University of North Carolina at Pembroke and is a member of The Los Angeles Coalition, a coalition for the economy and jobs in Los Angeles. He serves on the board of trustees of the Ralph M. Parsons Foundation and I Have a Dream Foundation in Los Angeles, Baldwin Wallace College in Cleveland, and St. John’s Health Center Foundation in Santa Monica, California. Mr. Thomas also serves on the board of governors of the Music Center of Los Angeles County. He is a member of the Chairman Council of the Weingart Center Association, and the Colonial Williamsburg National Council. Additionally, Mr. Thomas is the Founder and Chairman of Fixing Angelenos Stuck in Traffic (F.A.S.T.). Mr. Thomas received his Bachelor of Arts degree in economics and political science with honors from Baldwin Wallace College in 1959. He graduated magna cum laude with a juris doctorate degree in 1963 from Cleveland Marshall Law School.

Our Board values Mr. Thomas’ strategic vision. His knowledge of our Company and the real estate industry, as well as his extensive business relationships with investors, tenants, financial institutions and peer companies, provide our Board with critical information necessary to oversee and direct the management of our Company. As founder, Chairman and CEO, his role and experiences at our Company and within our industry give him unique insights into our Company’s opportunities, operations and challenges.

R. Bruce Andrews has been a member of our Board of Directors since October 2004. Until his retirement in April 2004, Mr. Andrews served as the President and Chief Executive Officer of Nationwide Health Properties, Inc., a real estate investment trust, which position he had held since September 1989. Mr. Andrews’ previous experience includes serving in various capacities including Chief Financial Officer, Chief Operating Officer and Director of American Medical International. He began his career as an auditor with Arthur Andersen and Company. Mr. Andrews currently serves on the board of directors for Nationwide Health Properties, Inc. Mr. Andrews graduated from Arizona State University with a Bachelor of Science degree in accounting.

Our Board believes that Mr. Andrews’ extensive financial and executive leadership roles provide our Board with an important perspective in terms of the management and operation of our Company. His experience includes substantive public company and REIT experience, which enhances his understanding of the issues facing our Company and industry. Based upon his financial expertise, Mr. Andrews serves as the chairperson of our audit committee and has been designated by our Board as an audit committee financial expert.

Edward D. Fox has been a member of our Board of Directors since October 2004. Since January 2003, Mr. Fox has served as Chairman and Chief Executive Officer of Vantage Property Investors, LLC, a private real estate investment and development company. Prior to 2003, Mr. Fox was Chairman and Chief Executive Officer of Center Trust, a real estate investment trust, from 1998 to January 2003 when Center Trust was acquired by Pan Pacific Retail Properties. Mr. Fox co-founded and served as the Chairman of CommonWealth Partners, a fully integrated real estate operating company, from 1995 through October 2003. Prior to forming CommonWealth Partners, Mr. Fox was a senior partner with Maguire Thomas Partners. A certified public accountant, Mr. Fox started his career in public accounting specializing in real estate transactions. Mr. Fox serves on the Dean’s advisory council for the USC School of Architecture and the board of directors of the Orthopaedic Hospital Foundation and the Los Angeles Boy Scouts. He is a member of the International Council of Shopping Centers, Urban Land Institute and the American Institute of Certified Public Accountants. He received a bachelor’s degree in accounting and a master’s degree in business, both with honors, from the University of Southern California.

Our Board believes that Mr. Fox’s real estate investment and operating experience as well as his background as a certified public accountant gives him a broad understanding of the operational, financial and strategic issues facing our Company. By virtue of his extensive experience, he brings to our Board valuable knowledge in the areas of acquisitions, development, management and finance.

John L. Goolsby has been a member of the Board of Directors since May 2006. He is a private investor and from 1988 until his retirement in 1998, he served as the President and Chief Executive Officer of The Howard Hughes Corporation, a real estate development company. He currently serves as a director of Tejon Ranch

Company. Mr. Goolsby formerly served as a director of America West Airlines from 1994 until 2005 and Sierra Pacific Resources and its predecessor, Nevada Power Company, from 1989 until 2001. He served as a trustee of the Donald W. Reynolds Foundation from 1994 until 2005. Mr. Goolsby received a B.B.A. from the University of Texas at Arlington and is a certified public accountant in Texas.

As the former CEO of a real estate development company, Mr. Goolsby has a broad understanding of the operational, financial and strategic issues facing our Company. He brings management experience, financial knowledge and business acumen to our Board. His service on various boards makes him a valuable contributor to our Board.

Winston H. Hickox has been a member of our Board of Directors since October 2004. Since September 2006 he has been a partner in the government affairs consulting firm California Strategies, LLC. From June 2004 to July 2006, he was a Senior Portfolio Manager for the California Public Employees Retirement System, responsible for the design and implementation of environmental investment initiatives. From January 1999 to November 2003, Mr. Hickox served as Secretary of the California Environmental Protection Agency, and was responsible for a broad range of programs created to protect California’s human and environmental health. From December 1994 to May 1998, Mr. Hickox was a partner in LaSalle Advisors, Ltd. Prior to joining LaSalle Advisors, Ltd., Mr. Hickox was a Managing Director with Alex, Brown Kleinwort Benson Realty Advisors Corp. From April 1997 to January 1999, Mr. Hickox served as an alternate Commissioner on the California Coastal Commission. He was President of the California League of Conservation Voters from 1990 to 1994. He is currently a member of the board of Cadiz, Inc. and the Sacramento County Employees’ Retirement System. Mr. Hickox is a graduate of the California State University at Sacramento with a bachelor of science degree in business administration in 1965, and obtained a master of business administration degree in 1972 from Golden Gate University.

Our Board values Mr. Hickox’s extensive business experience and knowledge gained from his positions as both a senior portfolio manager for a large public pension fund and as Secretary of the California Environmental Protection Agency. His perspective not only supplements the experiences of our other directors but also provides a different and informative viewpoint to Board matters.

Randall L. Scott serves us as an Executive Vice President and Director. Mr. Scott has been a member of our Board of Directors since April 2004. Mr. Scott directed asset management operations nationally and East Coast development activity for our predecessor group of entities from its inception in 1996 until the commencement of our operations in October 2004. Prior to the formation of our predecessor group of entities, Mr. Scott was with Maguire Thomas Partners from 1986 to August 1996. As a senior executive at Maguire Thomas Partners, Mr. Scott worked on several large-scale development projects, including One Commerce Square in Philadelphia and The Gas Company Tower in Los Angeles. Mr. Scott was also on the pre-development team for the California Environmental Protection Agency Headquarters in Sacramento and served in a general business development capacity. Mr. Scott is currently involved in various civic and professional organizations and serves on the board of directors of the Center City District, a Philadelphia non-profit special services organization and the board of trustees of Magee Rehabilitation Hospital, a Philadelphia-based specialty hospital providing medical rehabilitation services to people with physical disabilities. Mr. Scott holds a bachelor’s degree in business administration from Butler University in Indianapolis.

As Executive Vice President responsible for asset management operations and East Coast development activity, Mr. Scott provides our Board with important information about the overall conduct of our Company’s business. His day-to-day leadership role provides our Board with valuable knowledge of our operations, plans and direction.

John R. Sischo serves us as an Executive Vice President and Director. Mr. Sischo has been a member of our Board of Directors since April 2004. Mr. Sischo leads the Company’s acquisition, investment and finance efforts in addition to managing investor relationships which include major pension funds and financial institutions. Mr. Sischo joined Thomas Properties Group in 1998 as Chief Financial Officer after leading Bankers

Trust’s real estate practice for eight years in Los Angeles. He has executed over $10 billion in real estate transactions both public and private during his 24 year career and has developed investment vehicles for the Company which have resulted in approximately $1.0 billion of equity capital for these funds. He started his real estate banking career with Merrill Lynch Capital Markets and then moved to Security Pacific Corporation. Mr. Sischo received a bachelor’s degree in political science from the University of California at Los Angeles.

As Executive Vice President responsible for acquisitions and financing efforts, Mr. Sischo provides our Board with important information about strategic investment planning, capital markets, and acquisition and disposition matters. His knowledge of market opportunities and financing alternatives assists our Board in reviewing our business strategies as well as addressing the challenges our Company faces.

SECURITIES OWNERSHIP OF MANAGEMENT

The table set forth below provides information with respect to beneficial ownership of securities of our Company and, with respect to management, units in our operating partnership, as of April 19, 2010 by (a) each director of the Company, (b) each of the executive officers of the Company listed in the Summary Compensation Table, and (c) all directors and executive officers of the Company as a group. The information set forth in the table as to directors and executive officers is based upon information furnished to the Company by them in connection with the preparation of this proxy statement. Except where otherwise indicated, the mailing address of each of the individuals named in the table is: c/o Thomas Properties Group, Inc., 515 South Flower Street, Sixth Floor, Los Angeles, CA 90071.

The ownership percentage in the following table is based on 35,197,696 shares of our common stock and 13,813,331 shares of our limited voting stock outstanding as of April 19, 2010, and 13,813,331 operating partnership units redeemable for cash or, at our option, for common stock. Beneficial ownership of common stock and limited voting stock is determined in accordance with the rules of the Securities and Exchange Commission. Except as indicated, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares of Common Stock		Percentage of Common Stock(1)	Operating Partnership Units(2)		Percentage of Common Stock and Units(3)	Limited Voting Stock(4)	Percentage of Limited Voting Stock
James A. Thomas	1,566,257	(5)	4.4%	13,813,331	(6)	31.4%	13,813,331	100%
R. Bruce Andrews	39,296		*	—		*	—
Edward D. Fox	45,296		*	—		*	—
John L. Goolsby	30,301		*	—		*	—
Winston H. Hickox	13,462		*	—		*	—
Diana M. Laing(7)	154,445		*	—		*	—
Thomas S. Ricci(7)	360,002		1.0	—		*	—
Paul S. Rutter	1,060		*	—		*	—
Randall L. Scott(7)	500,002		1.4	—		1.0	—
John R. Sischo(7)	417,675		1.2	—		*	—
All directors and executive officers as a group(10 persons)	3,127,796		8.9%	13,813,331		34.6%	13,813,331	100%

*	Represents ownership of less than 1%.
(1)	Assumes 35,197,696 shares of our common stock are outstanding. The total number of shares of common stock outstanding used in calculating this percentage excludes (a) units in our operating partnership redeemable for cash or, at our option, common stock and (b) incentive units issued under our 2004 Equity Incentive Plan (“Incentive Plan”).
(2)	Units are redeemable for cash or, at our option, shares of our common stock on a one-for-one basis. Each operating partnership unit issued in our formation transactions is paired with a share of limited voting stock. Mr. Thomas controls the voting of these shares. Upon redemption of the units for cash or shares of our common stock, each share of limited voting stock paired with the unit will be automatically cancelled.
(3)	Assumes a total of 35,197,696 shares of common stock and 13,813,331 units are outstanding as of April 19, 2010, comprised of shares of common stock and units in our operating partnership (other than incentive units issued under our Incentive Plan).
(4)	Mr. Thomas controls each of the entities that hold shares of limited voting stock and hence he controls the voting of these shares.
(5)

Includes 200,000 shares of restricted stock granted under our Incentive Plan of which 100,000 shares will vest on the third anniversary of the grant date of March 19, 2008 (provided that vesting occurs after two years if certain performance goals are met), and 50,000 shares will vest on each of January 1, 2011 and 2012. Also includes 100,100 shares owned directly by Mr. Thomas and 1,266,157 shares held in trusts for the benefit of immediate family members of Mr. Thomas, who is trustee of each trust. Mr. Thomas disclaims beneficial ownership of 6,559 of such shares.
(6)	Each unit is held by an entity controlled directly or indirectly by Mr. Thomas.
(7)	Of the ownership of common stock stated for Messrs. Ricci, Scott and Sischo, each includes 99,000 shares of restricted stock that are unvested and will vest over the next four years, 55,000 shares of which are performance vested shares and 44,000 shares of which are discretionary vested shares. Of the ownership of common stock stated for Ms. Laing, 72,000 shares of restricted stock are unvested and will vest over the next four years, 40,000 shares of which are performance vested shares and 32,000 shares of which are discretionary vested shares.

SECURITIES OWNERSHIP OF CERTAIN OWNERS

The table set forth below provides information with respect to persons known by us to be the beneficial owners of more than 5% of the outstanding shares of the Company’s common stock as of April 19, 2010. The dates applicable to the shares beneficially owned are set forth in the footnotes below. Unless otherwise noted, shares are owned directly or indirectly with sole voting and investment power.

Beneficial Owner	Shares Beneficially Owned	Percent of Class
Third Avenue Management LLC(1) 622 Third Avenue, 32nd Floor New York, NY 10017	7,934,573	22.5%

High Rise Capital Management LP(2) 535 Madison Avenue, 26th Floor New York, NY 10022	4,175,200	11.9%

(1)	Third Avenue Management LLC reported in its Schedule 13G dated and filed with the SEC on April 12, 2010 that it had sole voting power and sole dispositive power of 7,934,573 shares.
(2)	High Rise Capital Management LP reported in its Schedule 13G/A dated and filed with the SEC on February 12, 2010, that its affiliated entity, High Rise Capital Advisors, LLC had shared voting power and shared dispositive power with respect to 4,175,200 shares, held within High Rise Partners II, L.P., High Rise Partners II (a), L.P., High Rise Institutional Partners, L.P., Bridge Realty Advisors, LLC, Cedar Bridge Realty Fund, L.P. and Cedar Bridge Institutional Fund, LP. High Rise Capital Advisors, LLC’s managing members are David O’Connor and Charles Fitzgerald.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The Board of Directors is elected by the stockholders to oversee the management of our business. The Board of Directors is composed of seven members of which a majority are independent directors under the requirements set forth in the NASDAQ rules and under applicable law.

Meetings of the Board of Directors

The Board of Directors of the Company met eight times during the year ended December 31, 2009. Each director attended 88% or greater of the total number of meetings of the Board of Directors and 90% or greater of the total number of meetings of each committee on which he served during 2009.

Attendance at Annual Meetings

The Company does not have a policy regarding director attendance at annual meetings of the Company stockholders. However, two of the directors attended the 2009 annual meeting of the Company’s stockholders.

Director Independence

For a director to be considered independent, the Board must affirmatively determine that the director does not have any direct or indirect material relationship with the Company or its executive officers and that the requirements set forth in the NASDAQ rules and under applicable law are met. The nominating and corporate governance committee and our Board of Directors have determined that the following four directors do not have any direct or indirect material relationship with the Company or its executive officers and, therefore, each is an independent director: Messrs. Andrews, Fox, Goolsby and Hickox. Messrs. Thomas, Scott and Sischo are not independent based on their present service to our Company, Mr. Thomas as our Chief Executive Officer and President, and Messrs. Scott and Sischo as Executive Vice Presidents of our Company. In making their independence determinations, the nominating and corporate governance committee and our Board of Directors each year reviews any transactions and relationships between the director, or any member of his or her immediate family, based on information provided by the director, company records and publicly available information during the year. Specifically, the nominating and corporate governance committee and our Board of Directors will consider the following types of relationships and transactions: (i) principal employment of and other public company directorships held by each non-employee director; (ii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between our Company and any entity for which the non-employee director, or his or her immediate family member, is an executive officer or greater-than-10% shareholder; and (iii) contracts or arrangements that are ongoing or which existed during any of the past three fiscal years between our Company and any other public company for which the non-employee director serves as a director. During 2009, there were no relationships or transactions in these categories reviewed by the nominating and corporate governance committee, nor were there any other similar relationships or transactions the nominating and corporate governance committee considered.

Committees of the Board of Directors and Committee Meetings

Our Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee. The audit committee currently consists of R. Bruce Andrews (Chair), Edward D. Fox, John L. Goolsby and Winston H. Hickox. The audit committee helps to ensure the integrity of our financial statements and financial reporting process, and the qualifications, independence and performance of our independent auditors. The audit committee’s responsibilities include the following:

•

establishing, monitoring and assessing our compliance with legal and regulatory requirements regarding our financial reporting processes and related internal control functions, including performance of our internal audit function;

•

overseeing the engagement of, and audit performed by, our independent public accountants, including the independence and qualifications of our outside auditors who report directly to the audit committee;

•	reviewing our annual financial statements and the scope of our annual audit;

•	overseeing each annual audit and quarterly review; and

•	preparing the audit committee report to be included in our annual proxy statement.

The audit committee held ten meetings during the year ended December 31, 2009.

The Board of Directors has determined that R. Bruce Andrews, Chairman of the audit committee, qualifies as an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”), and possesses “accounting or related financial management expertise” within the meaning of all applicable laws and regulations. In addition, the Board has determined that all members of the audit committee are financially literate and independent within the meaning of SEC rules and regulations and the listing standards for the NASDAQ Global Market.

The audit committee exercises its powers in accordance with the delegated duties and functions set forth in its charter, which charter may be found on the Company’s website at www.tpgre.com.

Compensation Committee. The compensation committee currently consists of Winston H. Hickox (Chair), R. Bruce Andrews and Edward D. Fox. The committee helps evaluate and approve the officer and executive compensation plans, policies and programs of the Company. The committee exercises its powers in accordance with the delegated duties and functions set forth in its charter, which charter may be found on our website at www.tpgre.com. The committee’s responsibilities include the following:

•	establishing guidelines and standards regarding our compensation practices and philosophy;

•	determining the compensation and benefits of our executive officers;

•	evaluating the performance of our executive officers;

•	administering and making recommendations to our Board of Directors regarding our stock incentive and other equity-based compensation plans; and

•	reviewing and approving our compensation discussion and analysis for inclusion in this proxy statement.

The compensation committee develops compensation policies and implements compensation programs, makes recommendations annually concerning salaries and incentive compensation, awards stock options and restricted stock to officers and employees under our equity incentive plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board of Directors may delegate. Compensation for our named executive officers (“NEOs”) each year is usually determined prior to the end of the first quarter of the relevant year. When determining annual compensation levels and targets, the compensation committee reviews and approves individual goals and objectives for the current year, reviews corporate goals, evaluates individual performance in light of the goals and objectives established for the prior year, considers competitive market data and establishes compensation based on these factors. The values of each component of total direct compensation (base salary, target annual cash bonus and equity awards) for the current year, as well as total annual compensation for the prior year (including equity holdings and vested benefits) are all considered collectively by our compensation committee as part of this process.

The compensation committee held four meetings during the year ended December 31, 2009.

The Board has determined that the members of the compensation committee are independent. None of the members of our compensation committee is or has been employed by us in the past. None of our executive officers currently serves, or in the past three years has served, as a member of the Board of Directors or compensation committee of another entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee currently consists of Edward D. Fox (Chair), Winston H. Hickox and John L. Goolsby. The nominating and corporate governance committee’s responsibilities include:

•	developing, recommending and monitoring our compliance with corporate governance principles, including requirements of state and federal law and the rules and regulations of the NASDAQ Global Market;

•	overseeing compliance with our code of ethics;

•	adopting and overseeing policies with respect to conflicts of interest;

•	establishing criteria for prospective members of our Board of Directors and conducting candidate searches and interviews;

•	periodically evaluating the appropriate size and composition of our Board of Directors and recommending, as appropriate, changes in our Board of Directors; and

•	proposing the slate of directors to be elected at each annual meeting of our stockholders.

The nominating and corporate governance committee held one meeting during the year ended December 31, 2009.

The nominating and corporate governance committee has a charter, which may be found on the Company’s website at www.tpgre.com. The Board has determined that the members of the nominating and corporate governance committee are independent, in accordance with the listing standards for the NASDAQ Global Market.

In considering annually nominees for election as a director, the nominating and corporate governance committee considers a number of factors including, but not limited to, the following:

•	personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community, real estate industry and otherwise;

•	current knowledge and relationships in the markets and regions in which the Company does business and in the Company’s industry and other industries relevant to the Company’s business;

•

the skills and personality of the nominee and how the committee perceives the nominee will be a fit with existing directors and other nominees in maintaining a Board of Directors that is collegial and responsive to the needs of the Company and its stockholders;

•	the ability and willingness to represent the best interests of all of the Company’s stockholders;

•	increasing the diversity of viewpoints, background and experience in addition to those of existing directors and other nominees; and

•	whether the nominee would meet the independence criteria of the requirements of the NASDAQ Global Market applicable to the Company and the rules promulgated by the Securities and Exchange Commission.

The nominating and corporate governance committee will also consider suggestions regarding candidates for election to the Board of Directors submitted by stockholders in writing to the Company’s Secretary. Stockholders’ recommendations for nominees to the Board of Directors will be considered by the committee provided such nominations are made in accordance with the Company’s Policy Regarding Stockholder recommended Director Candidates. The Company’s Policy Regarding Stockholder Recommended Director Candidates requires that such notices meet certain requirements, including the following:

•

the notice by a stockholder will be timely if it is received by the committee not later than 120 calendar days before the anniversary of the date on which the Company first mailed its proxy materials for the prior year’s annual meeting of stockholders.

•

the name of the stockholder recommending the director candidate for consideration, the name of the director candidate, and the written consent of the stockholder and the director candidate to be publicly identified;

•	a written statement by the director candidate agreeing to be named in the Company’s proxy materials and serve as a member of the Company’s Board of Directors if nominated and elected;

•

a written statement by the stockholder and the director candidate agreeing to make available to the committee all information reasonably requested in connection with the committee’s consideration of the director candidate and that would be required to be disclosed in a proxy statement; and

•

the stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration. The notice must be sent to the following address: Thomas Properties Group, Inc., 515 South Flower Street, Sixth Floor, Los Angeles, California 90071, Attn: Secretary (Nominating and Governance Committee Communication / Director Candidate Recommendation).

No such recommendations were received from stockholders with respect to the 2010 annual meeting and the election of directors. With regard to the 2011 annual meeting of stockholders, any such suggestion must be received by the Secretary of the Company no later than the date by which stockholder proposals for such annual meeting must be received as described above under the heading “When are stockholder proposals for the 2011 annual meeting of stockholders due?”

Diversity. Although our Company does not have a formal policy for the consideration of diversity in identifying nominees for director, our nominating and corporate governance committee recognizes the benefits associated with a diverse Board and strives to create diversity in the Board as a whole when identifying and selecting nominees. Our nominating and corporate governance committee utilizes a broad conception of diversity, including diversity of professional experience, background, skills, areas of expertise and perspective. These factors, the additional factors described above and others that are considered useful by our nominating and corporate governance committee are reviewed in terms of assessing the perceived needs of our Board at any particular point in time. Our nominating and corporate governance committee focuses on having a Board which collectively possesses a broad range of talent, skill, expertise and experience useful to the effective oversight of our Company’s business and affairs.

Board Leadership Structure and Risk Oversight

Mr. Thomas serves as both Chairman of the Board and Chief Executive Officer of the Company. The Company does not have a lead director. Our Company’s Corporate Governance Guidelines provide that our Board choose our Chairman of the Board and CEO in the way that it considers best for our Company. The Board believes that the current leadership structure is appropriate given Mr. Thomas’ status as founder of the Company, his extensive executive and leadership experience, the size of the Company and the leadership roles of other executive officers and directors.

Our Board is actively involved in risk oversight, and the Board as a whole directly oversees strategic, operating, financial, and liquidity risks. Operational and strategic presentations by management to the Board include consideration of the challenges and risk to our business, and the Board and management actively engage in discussion on these topics. In addition, each of our Board committees considers risk within its area of responsibility. Management reviews specific critical accounting issues with the audit committee at certain of its meetings and considers the overall impact that those issues may have on our financial position and risk profile. In addition, the audit committee discusses legal and compliance matters and assesses the adequacy of our risk-related internal controls, which includes an annual review of our fraud risk assessment as part of its general oversight responsibility for the quality and integrity of our financial statements and accounting internal controls. Further, the compensation committee considers risk and structures our executive compensation programs so as to appropriately reward executives for managing our operations without taking undue risk. Our nominating and corporate governance committee oversees the policies and procedures related to management succession, including both emergency CEO succession and CEO succession in the ordinary course of business.

Compensation Committee Interlocks and Insider Participation

None of the individuals who served as members of the compensation committee in 2009 was or has been an officer or employee of our Company or engaged in transactions with our Company (other than in his capacity as director).

None of our executive officers serves as a director or member of the compensation committee of another entity, one of whose executive officers serves as a member of the compensation committee or a director of our Company.

Director Compensation

We pay our directors (other than directors that are employees of our Company) an annual cash retainer of $50,000. We also reimburse our directors for expenses incurred to attend meetings of our Board of Directors and its committees. Non-employee directors also participate in our Non-Employee Directors Restricted Stock Plan (“Non-Employee Director Plan”) described below.

The Non-Employee Director Plan provides for an initial grant of shares of restricted stock to each non-employee director for a number of shares of restricted stock having a value as near to $37,500 as of the date of grant as possible without exceeding the value, provided, however, that Messrs. Andrews, Fox and Hickox, who were each appointed to our Board of Directors upon the consummation of our initial public offering in October 2004, received a pre-determined 2,500 shares of restricted stock. The Non-Employee Director Plan also provides for an annual grant of shares of restricted stock to each non-employee director following each annual meeting of the stockholders. Each annual grant will be for a number of shares of restricted stock having a value as near to $15,000 as possible without exceeding the value. In 2009, the Board of Directors approved a cash payment of $15,000 to each non-employee director in lieu of the annual restricted stock grant valued at $15,000, because of a lack of shares available under the Non-Employee Director Plan.

Notwithstanding the foregoing, a non-employee director receiving a restricted stock grant on, or within 90 days prior to, the date of an annual meeting of stockholders will not receive an annual grant with respect to that annual stockholders’ meeting. Each initial restricted stock grant will vest following the second annual meeting of the stockholders following the grant, subject to a director’s continued service. Each annual grant will vest following the first annual meeting of the stockholders following the grant. In the event of change in control of our Company, all restricted stock granted under the plan to our non-employee directors will become fully vested.

2009 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)(1)	Total ($)
R. Bruce Andrews	65,000	108	65,108
Edward D. Fox	65,000	108	65,108
John L. Goolsby	65,000	108	65,108
Winston H. Hickox	65,000	108	65,108

(1)	This column shows the dollar amount of dividends paid on unvested restricted shares.

COMPENSATION DISCUSSION AND ANALYSIS FOR 2009

Our Compensation Committee

Our Company’s compensation policies and practices are developed and implemented through the compensation committee of our Board of Directors. The committee’s responsibility is to review and consider annually the performance of our NEOs in achieving both corporate and individual goals and objectives, and to assure that our Company’s compensation policies and practices are competitive and effective in incentivizing management. Our NEOs consist of our Chief Executive Officer, four Executive Vice Presidents and our Chief Financial Officer and Secretary.

At various times, our compensation committee has retained CEL & Associates, Inc. (CEL & Associates), independent consultants with specialized expertise in compensation within the real estate industry, to prepare market reviews of our current total cash compensation (base salary and annual bonus) and total compensation (cash compensation plus the value of long-term incentive compensation) for our NEOs; and to provide recommendations for adjustments to our total compensation levels. CEL & Associates was not retained to prepare a market review of total compensation or provide recommendations for adjustments to total compensation for our NEOs during 2009.

•	Compensation committee activities in 2009 included:

•	reviewing guidelines and standards regarding our compensation practices and philosophy;

•	reviewing the elements and structure of total executive compensation;

•	evaluating the performance of our executive officers;

•	reviewing and approving the total compensation and benefits of our executive officers, including cash compensation and long-term incentive compensation; and

•	approving equity incentive plan awards.

The compensation committee held four meetings during the year ended December 31, 2009. The compensation committee believes that Mr. Thomas, given his knowledge of the duties, responsibilities and performance of our NEOs and our business, is an integral part of the compensation decision process. Mr. Thomas generally attends a portion of the compensation committee meetings, and provides his analysis and recommendations with respect to the compensation of the NEOs. The members of the compensation committee also meet in executive session during each meeting without the presence of Mr. Thomas or any of the other NEOs.

Philosophy of our Compensation Programs

Our executive compensation programs are intended to encourage a high level of performance, promote accountability and ensure that the interests of executives are appropriately aligned with the interests of our Company’s stockholders by linking a substantial portion of executive compensation directly to the achievement of measurable performance goals for both the individuals and our Company as a whole.

We place significant focus on pay for performance. Individual performance of our executive officers is critical in our achievement of our corporate goals, and we seek to encourage and reward this performance. We establish annual corporate operating goals, as well as expected individual contributions. Annual bonus opportunities are based on a target percentage of base salary for each executive. Company performance objectives consist of operating, strategic and financial goals that are considered to be critical to the Company’s fundamental long-term goal of building stockholder value. Bonuses are earned primarily based on the Company’s performance measured against a set of pre-established strategic goals as well as an assessment of individual performance.

For 2009, the cash bonus targets for the named executives were established. Fifteen percent of each named executive’s bonus was contingent upon appreciation of approximately 15% in the Company’s stock price during 2009, 25% of each NEO’s bonus was contingent upon achieving after tax cash flow for 2009 of $1.10 per share, and 60% of each NEO’s bonus resulted from a subjective analysis of each named executive’s performance and contribution to the achievement of Company’s goals for 2009.

Objectives of Compensation Programs; Company Compensation Policies

The purpose of our compensation programs is to attract, motivate and retain employees who are capable of leading our Company effectively and continuing our growth. The compensation committee emphasizes long term equity incentives for our NEOs in addition to cash or annual incentives, as we believe this best aligns the interests of our NEOs with those of our stockholders. We focus on offering compensation programs that are flexible and take into consideration our Company’s overall strategic advancement with respect to designated corporate goals as well as individual contributions during the relevant year. Additionally, the compensation committee believes it is important to examine compensation not just on an annual incremental market performance basis, but also on a multi-year methodology to provide long-term context to our compensation decisions.

Our Company has the advantage of a very stable management team, which we believe is a significant factor in our success, and is an indication of our success in recruiting the right executives and appropriately rewarding and incentivizing them. The commitment of our executives to our Company is a significant factor in this compensation analysis.

Total compensation levels are targeted to reflect the current practices of comparable companies in the real estate industry, particularly companies that own and manage office space in competitive geographic markets. In setting total compensation for our NEOs, the committee’s general guideline is for compensation to be at or near the 75th percentile of executive compensation levels at what is determined to be the Company’s peer groups. Variations to this guideline may occur as a result of the experience level and longevity with the Company of the executive, the position of the executive and current market factors.

The group of companies that is considered by the compensation committee to be peers for purposes of evaluating compensation levels for the Company’s named executives is:

BioMed Realty Trust, Inc.

CapLease, Inc.

Corporate Office Properties Trust

Cousins Properties Incorporated

Digital Realty Trust, Inc.

EastGroup Properties, Inc.

First Potomac Realty Trust

Franklin Street Properties Corporation

Highwoods Properties, Inc.

Investors Real Estate Trust

Kilroy Realty Corporation

Maguire Properties, Inc.

Marcus Corporation

Mission West Properties, Inc.

Parkway Properties, Inc.

PS Business Parks, Inc.

St. Joe Company

Washington Real Estate Investment Trust

Winthrop Realty Trust

These peer group companies were recommended by CEL & Associates, using the criteria of asset quality and investment portfolio size comparable to the Company, and are viewed as directly competitive to the Company for capital, investment opportunities and talent.

During 2008, the compensation committee retained CEL & Associates to prepare a market review of total compensation. This review indicated that actual 2007 total compensation for the Chief Financial Officer and the Chairman and CEO was below the 75th percentile of total compensation for similarly-titled executives of the peer group companies, and actual 2007 total compensation of the other named executives (excluding Mr. Rutter who joined the Company during 2008) was slightly above the 75th percentile of total compensation for similarly-titled executives of the peer group companies. The compensation committee believed that the relationship of total compensation of the Company’s NEOs to the compensation of similarly-titled executives at the peer group companies was reasonable, considering the experience and longevity with the Company of our NEOs, as well as market conditions at that time. The compensation committee did not retain CEL & Associates to update this market review during 2009.

Elements of Compensation

Each element of the Company’s compensation program has been specifically chosen to reward, motivate and incentivize the executives of our Company. The elements of our compensation program are cash compensation, including cash salary and annual bonus and long term equity incentive compensation. Our company’s decisions regarding each element of compensation fit into our Company’s overall objectives. Our compensation committee determines the amount for both total compensation and for each compensation element through discussions with our management, use of benchmarking data, past performance and future corporate and individual objectives.

—	Cash salaries for our NEOs are intended to create a minimum level of compensation that is competitive with other comparable companies, depending on the prior experience and position of the executive. Annual cash bonuses are intended to motivate and reward executives for achievement of our corporate goals, and to recognize the individual contributions of our executives.

—	Our long-term equity incentive program is designed to further align the interests of our management and stockholders through the issuance of restricted stock and long term incentive units to our executives, which will adjust in value as stockholder value changes. Both the restricted stock and the long-term incentive units are an important means to link the interests of management and our stockholders and to encourage management to adopt a long-term perspective.

Compensation for 2009 Performance

Cash salary. The base salary of each NEO is reviewed by the compensation committee on an annual basis and is subject to discretionary increases that generally are based on competitive, economic and other factors deemed relevant by the compensation committee. Each named executive’s base salary was established for 2008 pursuant to a benchmarking study performed by CEL & Associates. In each case, base salary levels for the named executive officers except Mr. Thomas were established with a belief that the base salary compensation is competitive with that of comparable companies for executives of similar experience and responsibility. In evaluating base salaries for 2009, the compensation committee believed that, primarily because of the deterioration in real estate and capital market conditions during 2008, the market rate of base salary levels at comparable companies would not increase for executives generally, therefore base salaries for 2009 for these executives remained the same as those for 2008. Mr. Thomas elected to maintain his base salary at $120,000 for 2009, the same base salary as he has received since the Company’s initial public offering in 2004.

Cash bonus. The maximum annual cash bonus for 2009 was set at 200% of the current base salary for Mr. Thomas, which included a target bonus of 100% of the current base salary and an additional 100% of the current base salary available to be awarded for extraordinary performance, at the discretion of the compensation committee. The maximum annual cash bonuses for each of the NEOs other than Mr. Thomas were set at 150% of the current base salary, which included a target bonus of 100% of the current base salary and an additional 50% of the current base salary available to be awarded for extraordinary performance, at the discretion of the compensation committee. The maximum annual cash bonuses for 2009, expressed as a percentage of base salary, for the NEOs were established by the compensation committee after consideration of each individual NEO’s role and responsibilities with regard to the achievement of the Company’s performance targets as well as the potential absolute dollar amount to be awarded to each officer in arriving at the maximum annual cash bonus amounts.

The performance objectives considered in the awarding of cash bonuses for the named executives and the achievement of those objectives were:

(i) Appreciation in the Company’s stock price during 2009 of at least 15%. The price of the Company’s stock increased from $2.59 per share at December 31, 2008 to $2.96 per share at December 31, 2009, an increase of approximately 14%;

(ii) After tax cash flow for 2009 of $1.10 per share. Actual after tax cash flow for 2009 was $0.33 per share, representing achievement of 30% of the target; and

(iii) A subjective analysis of each named executive’s performance in contributing to the achievement of these performance objectives and the achievement of Company goals for 2009. These Company goals included:

(a) Refinance or extend debt maturing during 2009. During 2009, we successfully extended the maturity of all mortgage debt with maturity dates during 2009. In addition, we repaid at a discount two mezzanine loans which were scheduled to mature in January 2010;

(b) Continued sales of residential condominium units at Murano. During 2009, we closed the sale of 80 condominium units and had an additional two units under contract of sale at the end of the year; and

(c) Continued progress in development activities at our development properties. During 2009, we made progress in pursuing the environmental clearance and governmental approvals for approximately 2,937 residential units and 180,000 square feet of retail and community-serving space at the NBC Universal Village project; we progressed in entitling the MetroStudio@Lankershim property for approximately 1.5 million square feet of office and production facility space; we were retained as fee developer for the entitlement, design and redevelopment of the Wilshire Grand property; and we were retained to provide development consulting services to a local governmental agency.

Generally, approximately 15% of the annual cash bonus is determined based upon appreciation in the company’s stock price, 25% is determined based upon the achievement of the company’s after tax cash flow target, and 60% is determined subjectively, based upon individual performance.

In awarding cash bonuses to the named executives other than Mr. Thomas, the compensation committee determined that no awards for extraordinary performance would be granted, therefore the target bonus of 100% of the executives’ annual salaries would be considered for the cash bonus awards. Each component of the cash bonus was then considered. Of the 15% of the cash bonus based upon appreciation in the Company’s stock price of at least 15%, the committee awarded each of these executives 14% of their target bonus to reflect the achievement of 14% stock price appreciation. Of the 25% of the cash bonus based upon the achievement of after tax cash flow of $1.10 per share, the committee awarded each of these executives 7.5% of their target bonus to reflect the achievement of 30% of the after tax cash flow target. The committee then considered each of the named executives other than Mr. Thomas individually in awarding a portion of the remaining 60% of the target bonus that is subjectively determined. Mr. Sischo was awarded 48.5% of his annual salary as the subjectively determined portion of his total cash bonus, Mr. Scott was awarded 43.6% of his annual salary as the subjectively determined portion of his total cash bonus, Mr. Ricci and Mr. Rutter were each awarded 38.5% of their annual salaries as the subjectively determined portion of their total cash bonuses, and Ms. Laing was awarded 33.5% of her annual salary as the subjectively determined portion of her total cash bonus. Mr. Thomas elected to forego a cash bonus for 2009.

The subjective portion of the cash bonuses were determined for each individual named executive officer based on a number of factors that the compensation committee took into account, including each individual named executive officer’s experience and individual performance within his or her role in the partial achievement of the Company’s general goals. Individual award amounts for each named executive officer varied because of differences in responsibilities and accomplishments toward the Company’s goals, with an awareness of overall contribution to the Company and recommendations from the Chairman and Chief Executive Officer to the compensation committee.

Long-term equity incentives. Our Company’s long-term incentive program for its officers consists of restricted stock, incentive units, and stock option grants pursuant to our 2004 Equity Incentive Plan. To date, we have granted only incentive unit awards and restricted stock grants to our NEOs under the plan. These awards generally vest over a three to five year period to encourage employees to remain with the Company. In 2008, the compensation committee adopted a policy regarding equity grants, whereby future grants of equity awards to executive officers will be subject to both (i) a time vesting component as to 100% of the grant of not less than three years, and (ii) the achievement of a target annual total return of the Company’s stock of 12% per annum as to 50% of the grant. The compensation committee has the discretion to determine the individuals who receive awards, and the terms and provisions of those awards. Through incentive unit awards, restricted stock grants and stock options, executives and employees receive significant equity as an incentive to assist our Company in building long-term stockholder value. The incentives are designed to increase focus on the Company’s long-term performance through recognition of the key stockholder performance measure of total stockholder return, while remaining competitive in terms of total executive compensation compared with our peer group.

The compensation committee granted equity incentive awards to Messrs. Ricci, Scott and Sischo and Ms. Laing, in keeping with its strategy to maintain total compensation levels at or near the 75th percentile of executive compensation levels at the Company’s peer group, to encourage long-term retention of the executives, to further align the interests of our executives with those of the shareholders, and to reward share price appreciation over a multi-year period. Mr. Rutter joined the Company in September 2008. His initial equity incentive grant was made at the commencement of his employment and no additional grant was made during 2009.

Perquisites and Other Elements of Compensation. We do not provide significant perquisites, or “perks” to our named executive officers. We do cover certain expenses that we believe are in furtherance of our business goals and involve activities that executives pursue to our benefit, or that are undertaken by an executive at our request.

Agreements Governing Compensation

The compensation committee desires to retain the Company’s team of proven executives, and therefore has entered into long-term employment contracts with each of them. The employment agreement we have entered into with Mr. Rutter was effective as of September 1, 2008, and for a period of three years. The employment agreements of Messrs. Thomas, Ricci, Scott and Sischo and Ms. Laing were amended during 2008 to comply with Section 409A of the Internal Revenue Code as well as to extend their terms. The amended employment agreements we have entered into with Messrs. Ricci, Scott and Sischo and Ms. Laing were effective as of December 18, 2008, and for a period of five years. The amended employment agreement we have entered into with Mr. Thomas was effective as of December 18, 2008, and for a period of three years. However each of these employment agreements provides for automatic one-year extensions at the termination date and at the annual anniversary thereof, unless either party provides at least 60 days’ notice of non-renewal.

Each of our executives has also entered into a non-competition agreement with us. Under these agreements each executive has agreed, unless approval is given by our Board of Directors, not to engage in real estate activities competitive with us in any capacity, with certain exceptions for investments pre-dating the agreements. Each of these executives will be bound by his or her non-competition covenant for so long as he or she is employed by us or serves as a member of our Board of Directors and for a one-year period thereafter.

Post-Termination Compensation and Benefits

Termination events that trigger post-termination payments and benefits under executive employment agreements include:

Severance Generally. Each of our executive employment agreements provides that, if an executive’s employment is terminated by us without cause or by the executive for good reason, the executive will be entitled to the following severance payments and benefits:

•

a lump-sum cash payment equal to two times the sum of his or her then-current annual base salary plus the average bonus over the prior three years, provided, however, that if less than one year remains in the term of his or her contract, the severance multiple will equal one;

•	a prorated annual bonus for the year in which the termination occurs, paid at the time when annual bonuses are paid to our other senior executives; and

•

health benefits for one year following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to termination to the extent that the executive is eligible to receive benefits from a subsequent employer.

Following a Change in Control. Each employment agreement provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within 180 days after a change in control or, in the case of Mr. Thomas, within 90 days after the change of control event for any reason, then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason, and all restricted stock and any other equity awards held by such executive will become fully vested. In addition, under the employment agreements, we have agreed to make additional payments to the executive if any amounts paid or payable to the executives would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the additional payments, which are intended to offset the impact of the excise tax.

Other Terminations (death, disability). The agreements also provide that the executive or his or her estate will be entitled to certain severance benefits in the event of his or her death or permanent disability. These benefits include a lump-sum cash payment equal to the executive’s then-current annual base salary, paid within 60 days of the termination, plus a pro-rated annual bonus for the year in which death or disability occurs, paid at the time annual bonuses are paid to our other senior executives. In addition, the executive’s eligible family members, and, in the case of disability, the executive, may receive health benefits for one year following death or disability, subject to termination if, in the case of termination for disability, the executive is re-employed and is eligible to receive benefits from a subsequent employer.

Stock Ownership/Retention Guidelines

We have not adopted stock ownership or equity retention guidelines for our executive officers. Our compensation committee and our Board of Directors have not deemed this to be necessary. Mr. Thomas holds a substantial ownership interest in our Company through shares of common stock and operating partnership units. In addition, Messrs. Ricci, Rutter, Scott and Sischo, and Ms. Laing receive a significant part of their annual compensation in the form of incentive units or restricted stock.

Tax and Regulatory Considerations

Section 162(m) of the Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is performance-based compensation within the meaning of the Code. The compensation committee’s policy with respect to Section 162(m) is to try and preserve the deductibility of compensation payable to executive officers, although deductibility is only one among a number of factors considered in determining appropriate levels or means of compensation for these officers.

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. Our executive employment agreements to comply with Section 409A.

Compensation Committee Report

The compensation committee reviewed and discussed the compensation discussion and analysis set forth above as required by Item 402(b) of Regulation S-K and contained within this proxy statement with management and, based on such review and discussions, recommended to the Board that the compensation discussion and analysis be included in this report and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

From the members of the compensation committee of the Board of Directors.

Winston H. Hickox (Chair)

R. Bruce Andrews

Edward D. Fox

Executive Compensation

The following table and accompanying notes disclose compensation to our Chief Executive Officer, Chief Financial Officer and our next four most highly compensated executive officers for all services rendered by them in all capacities to us during the fiscal year 2009. These individuals are referred to as “the named executive officers” or “NEOs” of the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)(2)	Total ($)
James A. Thomas	2009	120,000	—	—	—	37,836	157,836
Chairman, President and Chief Executive Officer	2008	120,000	—	855,000	—	71,218	1,046,218
	2007	120,000	—	1,580,000	—	100,810	1,800,810

Diana M. Laing	2009	350,000	—	198,800	192,500	40,584	781,884
Chief Financial Officer and Secretary	2008	350,000	—	324,134	78,125	58,842	811,101
	2007	300,000	—	495,995	156,250	58,427	1,010,672

Thomas S. Ricci	2009	375,000	—	273,350	225,000	61,242	934,592
Executive Vice President	2008	375,000	—	324,134	91,150	95,760	886,044
	2007	350,000	—	743,999	182,300	94,228	1,370,527

Paul S. Rutter(3)	2009	375,000	—	—	225,000	26,311	626,311
Executive Vice President	2008	125,000	—	1,015,850	62,500	10,381	1,213,731

Randall L. Scott	2009	375,000	—	273,350	244,000	64,841	957,191
Executive Vice President	2008	375,000	—	324,134	91,150	104,854	895,138
	2007	350,000	—	743,999	182,300	107,774	1,384,073

John R. Sischo	2009	375,000	—	273,350	262,500	60,563	971,413
Executive Vice President	2008	375,000	—	324,134	91,150	88,960	879,244
	2007	350,000	—	743,999	182,300	92,827	1,369,126

(1)	Restricted stock and incentive unit awards for the fiscal years ended December 31, 2009, 2008 and 2007 are presented at fair value, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718 (Compensation – Stock Compensation). Any estimated forfeitures were excluded from the determination of these amounts. Assumptions used in the calculation of these amounts are set forth in footnote 8 to our financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 19, 2010.

(2)	All Other Compensation includes the following components:

Name	Year	401(k) Contributions ($)	Healthcare Premiums ($)	Dividends on Restricted Stock & Incentive Units
James A. Thomas	2009	—	14,736	23,100
	2008	—	14,818	56,400
	2007	44,000	13,210	43,600
Diana M. Laing	2009	—	21,334	19,250
	2008	—	21,242	37,600
	2007	11,000	19,027	28,400
Thomas S. Ricci	2009	—	21,334	39,908
	2008	—	21,360	74,400
	2007	11,000	19,028	64,200
Paul S. Rutter(3)	2009	—	15,586	10,725
	2008	—	3,781	6,600
Randall L. Scott	2009	—	18,807	46,033
	2008	—	18,454	86,400
	2007	11,000	20,574	76,200
John R. Sischo	2009	—	21,334	39,229
	2008	—	21,360	67,600
	2007	11,000	19,027	62,800

(3)	Mr. Rutter joined the Company on September 1, 2008.

2009 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards(2)
Diana M. Laing	1/21/2009	—	80,000	$198,800
Thomas S. Ricci	1/21/2009	—	110,000	273,350
Randall L. Scott	1/21/2009	—	110,000	273,350
John R. Sischo	1/21/2009	—	110,000	273,350

(1)	Awards in this column relate to restricted stock granted on January 21, 2009 under the 2004 Equity Incentive Plan. The restricted stock vests over a five year period and is subject to market based performance measures as well as individual and Company goals. Grants of restricted stock include the right to receive cash dividends at the same rate as common stock. Shares of restricted stock have the same voting rights as shares of common stock.
(2)	Restricted stock awards are presented at fair value to be consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date in accordance with FASB ASC Topic 718 (Compensation – Stock Compensation).

OUTSTANDING EQUITY AWARDS AT FISCAL 2009 YEAR-END

Name	Grant Date	Stock Awards
		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
James A. Thomas	3/19/08	100,000	(2)	296,000
	3/7/07	100,000	(3)	296,000
Diana M. Laing	1/21/09	80,000	(4)	236,800
	3/19/08	26,667	(5)	78,934
	3/7/07	11,111	(6)	32,889
Thomas S. Ricci	1/21/09	110,000	(4)	325,600
	3/19/08	26,667	(5)	78,934
	3/7/07	16,666	(6)	49,331
Paul S. Rutter	9/17/08	91,667	(7)	271,334
Randall L. Scott	1/21/09	110,000	(4)	325,600
	3/19/08	26,667	(5)	78,934
	3/7/07	16,666	(6)	49,331
John R. Sischo	1/21/09	110,000	(4)	325,600
	3/19/08	26,667	(5)	78,934
	3/7/07	16,666	(6)	49,331

(1)	The market value of restricted stock is based upon the closing price of our common stock on the NASDAQ on December 31, 2009 (the last business day of 2009) of $2.96. For purposes of this table, it is assumed that one incentive unit represents the economic equivalent of one share of common stock.
(2)	Restricted stock that will vest on March 19, 2011.
(3)	Restricted stock that vested on March 7, 2010, and therefore were not vested as of December 31, 2009.
(4)	The restricted stock granted on January 21, 2009 vest over a one year to five year period and are subject to market based performance measures as well as individual and Company goals.
(5)	One third of the incentive units granted on March 19, 2008 will vest over a three year period on the anniversary of the grant date. There are two more years remaining.
(6)	The incentive units granted on March 7, 2007 vested on the third anniversary of the grant date, and therefore were not vested as of December 31, 2009.
(7)	The incentive units granted on September 17, 2008 vest over a three to five year period and are subject to market based performance measures as well as individual and Company goals.

STOCK VESTED DURING 2009 FISCAL YEAR

Name of Executive Officer	Stock Awards
	Number of Shares or Incentive Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)(2)
James A. Thomas	60,000	85,200
Diana M. Laing	54,444	78,399
Thomas S. Ricci	60,000	86,233
Paul S. Rutter	18,333	55,732
Randall L. Scott	60,000	86,233
John R. Sischo	60,000	86,233

(1)	An individual, upon vesting of incentive units, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amounts contained in the Value Realized column reflect the market value of our common stock on the vesting date, assuming that one incentive unit represents the economic equivalent of one share of common stock. Our company has the option to redeem operating partnership units for cash or shares of common stock. Any cash redemption would be based on the cash value of our common stock at the date of redemption.
(2)	Represents the number of shares of stock acquired upon vesting multiplied by the closing price of the Company’s common stock on the vesting date (or the preceding trading day if the vesting date was not a trading day).

Employment Agreements and Noncompetition Agreements

In October 2004, we entered into employment agreements with each of Messrs. Thomas, Ricci, Scott and Sischo and Ms. Laing. Mr. Thomas serves as our President and Chief Executive Officer, Messrs. Ricci, Scott and Sischo serve as our Executive Vice Presidents, and Ms. Laing serves as our Chief Financial Officer and Secretary. These employment agreements require Messrs. Thomas, Ricci, Scott and Sischo and Ms. Laing to devote substantially all of their business time to the performance of their duties to us. The employment agreement with Mr. Thomas had a four-year term (expiring October 2009), and the employment agreements with each of our other NEOs had three-year terms (expiring October 2007). Each employment agreement provides for automatic one-year extensions after expiration, unless either party provides at least 60 days’ notice of non-renewal. We amended the executive employment agreements with each of Messrs. Thomas, Ricci, Scott and Sischo and Ms. Laing on December 18, 2009 in order to comply with section 409A of the Internal Revenue Code. Additionally, Mr. Thomas’ agreement was extended for an initial three-year term, and each of Messrs. Ricci, Scott and Sischo, and Ms. Laing’s agreement were extended for an initial five-year term. In September 2008, we entered into an employment agreement with Mr. Rutter, who serves as the Executive Vice President and General Counsel of the Company, for an initial three-year term.

The employment agreements generally provide for:

•

an annual base salary of $120,000 for Mr. Thomas, $375,000 for Mr. Ricci, $375,000 for Mr. Rutter, $375,000 for Mr. Scott, $375,000 for Mr. Sischo and $350,000 for Ms. Laing, subject to increase in accordance with our normal executive compensation practices;

•

eligibility for an annual cash performance bonus based on the satisfaction of performance goals to be established in the discretion of our compensation committee, with a maximum annual bonus for Mr. Thomas of 200% of his base salary (100% of base salary as the target bonus and the additional 100% for extraordinary performance), and a maximum annual bonus for each of the other NEOs of 150% of base salary (100% of base salary as the target bonus and the additional 50% for extraordinary performance); and

•	participation in other incentive, savings, retirement and other benefit plans available generally to our senior executives.

In addition, the employment agreements provide for certain post-termination compensation and benefits. Termination events that trigger post-termination payments and benefits under executive employment agreements include:

Severance Generally. Each of our executive employment agreements provides that, if an executive’s employment is terminated by us without cause or by the executive for good reason, the executive will be entitled to the following severance payments and benefits:

•

a lump-sum cash payment equal to two times the sum of his or her then-current annual base salary plus the average bonus over the prior three years, provided, however, that if less than one year remains in the term of his or her contract, the severance multiple will equal one;

•	a prorated annual bonus for the year in which the termination occurs, paid at the time when annual bonuses are paid to our other senior executives; and

•

health benefits for one year following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to termination to the extent that the executive is eligible to receive benefits from a subsequent employer.

Following a Change in Control. Each employment agreement provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within 180 days after a change in control or, in the case of Mr. Thomas, within 90 days after the change of control event for any reason, then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason, and all restricted stock and any other equity awards held by such executive will become fully vested. In addition, under the employment agreements, we have agreed to make additional payments to the executive if any amounts paid or payable to the executives would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the additional payments, which are intended to offset the impact of the excise tax.

Other Terminations (death, disability). The agreements also provide that the executive or his or her estate will be entitled to certain severance benefits in the event of his or her death or permanent disability. These benefits include a lump-sum cash payment equal to the executive’s then-current annual base salary, paid within 60 days of the termination, plus a pro-rated annual bonus for the year in which death or disability occurs, paid at the time annual bonuses are paid to our other senior executives. In addition, the executive’s eligible family members, and, in the case of disability, the executive, may receive health benefits for one year following death or disability, subject to termination if, in the case of termination for disability, the executive is re-employed and is eligible to receive benefits from a subsequent employer.

Potential Payments Upon Termination

The amounts shown in the tables below assume that the noted triggering event occurred on December 31, 2009. Other relevant assumptions and explanations are provided in the footnotes following the tables. The amounts shown reflect only the additional payments or benefits that a named executive officer would have received upon the occurrence of the respective triggering events listed below; they do not include the value of payments or benefits that would have been earned, or any amounts associated with equity awards that would have vested absent the triggering event.

Potential Payments on Termination (without cause or following change-in-control)

As of Year Ended December 31, 2009(1)(2)(3)

Name of Executive Officer	Cash Payments ($)	Estimated value of continued health care benefits ($)(4)	Estimated value of accelerated incentive units and restricted stock awards ($)(5)	Value of Gross-up of I.R.C. excise tax resulting from Change-in-Control Payment ($)(6)	Total ($)
James A. Thomas(7)	3,750,000	16,034	590,000	2,002,139	6,358,173
Diana M. Laing(8)	984,583	23,701	348,622	576,714	1,933,620
Thomas S. Ricci(8)	1,082,300	23,701	453,867	680,740	2,240,608
Paul S. Rutter(8)	1,037,500	17,953	271,333	643,526	1,970,312
Randall L. Scott(8)	1,094,967	21,174	453,867	612,398	2,182,406
John R. Sischo(8)	1,107,300	23,701	453,867	712,163	2,297,031

(1)	All references to annual base salary and annual cash performance bonus refer to the amounts described above under “Employment Agreements and Noncompetition Agreements.”
(2)	If the executive’s employment is terminated by the Company without cause, or by the executive for good reason, as defined in his or her executive employment agreement (as described above), the executive will be entitled to receive the compensation as shown in the table.
(3)	If the executive’s employment is terminated by the Company without cause, or by the executive for good reason, as defined in his or her executive employment agreement, in either case within one hundred eighty days after a change of control, then the executive will be entitled to receive the amounts as shown in the table. In addition, in the event of such termination, all outstanding stock options, restricted stock, restricted incentive units, and other equity awards granted to the executive under any of the Company’s equity incentive plans shall immediately become fully vested and exercisable. For Mr. Thomas, the amounts as shown in this table also reflect voluntary termination by Mr. Thomas for any reason on or within ninety days after the effective date of a change in control.
(4)	The estimated value of continued health care benefits provided to the executive consists of the continuation of health care benefits for a period of one year, at least equal to that which would have been provided if the executive’s employment had not been terminated or, at the Company’s election, payment of the applicable COBRA premium for such coverage.
(5)	Fair market value of accelerated vesting of restricted stock awards held by Ms. Laing and Messrs. Thomas, Ricci, Rutter, Scott and Sischo, and incentive unit awards held by Ms. Laing, and Messrs. Ricci, Rutter, Scott and Sischo.
(6)	Under the executive employment agreements, we have agreed to reimburse any excise taxes imposed under Internal Revenue Code Section 280G.
(7)

Cash payments to the executive consist of a pro-rated annual bonus paid at the time when annual bonuses are paid to the Company’s other senior executives for the fiscal year of the Company in which the date of termination occurs and two lump sum payments consisting of: (i) the executive’s earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination, and any annual bonus required to be paid to the executive for any fiscal year of the Company that ends on or before the date of termination to the extent not previously paid; and (ii) a severance payment in an amount equal to three times $1,250,000, (provided however that if less than one year remains in the employment period after the termination date, the severance multiple shall equal one).

(8)	Cash payments to the executive consist of a pro-rated annual bonus paid at the time when annual bonuses are paid to the Company’s other senior executives for the fiscal year of the Company in which the date of termination occurs and two lump sum payments consisting of: (i) the executive’s earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination, and any annual bonus required to be paid to the executive for any fiscal year of the Company that ends on or before the date of termination to the extent not previously paid; and (ii) a severance payment in an amount equal to two times the sum of (x) the base salary in effect on the date of termination, plus (y) a lump sum equal to the average annual bonus received by the executive for the three prior complete fiscal years (provided however that if less than one year remains in the employment period after the termination date, the severance multiple shall equal one).

Potential Payments on Disability(1) or Death(2) As of Year Ended December 31, 2009

Name of Executive Officer	Cash Payments ($)	Estimated value of accelerated restricted stock ($)	Maximum value of continued benefits ($)	Total ($)
James A. Thomas	120,000	590,000	16,034	726,034
Diana M. Laing	477,378	348,622	23,701	849,701
Thomas S. Ricci	527,162	453,867	23,701	1,004,730
Paul S. Rutter	495,113	271,333	17,953	784,399
Randall L. Scott	549,767	453,867	21,174	1,024,808
John R. Sischo	533,167	453,867	23,701	1,010,735

(1)	An executive’s employment may be terminated, to the extent consistent with federal and state law, if the executive suffers a disability, which means the executive’s inability, by reason of physical or mental illness, to fulfill his or her obligations for sixty consecutive days or for a total of one hundred twenty days in any twelve-month period, which in the reasonable opinion of an independent physician renders the executive unable to perform the essential functions of his or her job even after reasonable accommodations are made by the Company. In the event of termination due to disability, we will pay 100% of the executive’s then current annual base salary and a pro-rated annual bonus for the fiscal year of the Company in which the termination occurs. We will also pay in cash within thirty days of the date of termination, the following: the executive’s earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination, and any annual bonus required to be paid to the executive for any fiscal year of the Company that ends on or before the date of termination to the extent not previously paid. In addition, we will provide continued health care coverage for the executive and/or his or her qualified beneficiaries for a period up to one year.
(2)	An executive’s employment will terminate automatically upon death. In the event of termination due to death, we will pay 100% of the executive’s then current annual base salary and a pro-rated annual bonus for the fiscal year of the Company in which the termination occurs. We will also pay in cash within thirty days of the date of termination, the following: the executive’s earned but unpaid base salary and accrued but unpaid vacation pay through the date of termination, and any annual bonus required to be paid to the executive for any fiscal year of the Company that ends on or before the date of termination to the extent not previously paid. In addition, we will provide continued health care coverage for the executive and/or his or her qualified beneficiaries for a period up to one year.

Report of the Audit Committee

This Report of the audit committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference by any general statement incorporating by reference this proxy statement into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein, and shall not otherwise be deemed filed under those Acts.

During fiscal 2009, the audit committee met with both management and the Company’s outside auditors, Ernst & Young LLP, to discuss financial management, accounting and internal controls. The audit committee has reviewed and discussed with management and Ernst & Young LLP the Company’s audited consolidated financial statements for the year ended December 31, 2009 and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K. The audit committee reviewed management’s representations and reviewed certifications prepared by the Chief Executive Officer and Chief Financial Officer that the unaudited quarterly and audited consolidated financial statements of the Company fairly represent, in all material respects, the financial condition and results of operations of the Company. Management advised the audit committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and reviewed significant accounting issues with the audit committee. These reviews included discussions with Ernst & Young LLP of the matters required to be discussed pursuant to the Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees) .

With respect to the Company’s outside auditors, the audit committee, among other things, has received the written disclosures made to the audit committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young LLP matters relating to its independence.

The audit committee has been updated periodically on management’s process to assess the adequacy of the Company’s internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The audit committee has also discussed with Ernst & Young LLP the Company’s internal control assessment process, management’s assessment with respect thereto and Ernst & Young LLP’s evaluation of the Company’s internal control over financial reporting.

On the basis of these reviews and discussions, the audit committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Members of the audit committee:

R. Bruce Andrews

Edward D. Fox

John L. Goolsby

Winston H. Hickox

Related Party Transactions

We have entered into indemnity agreements with our directors and executive officers that provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and our bylaws.

Since January 1, 2009, we have not entered into any, nor are there any pending, transactions in which our directors or executive officers have a direct or indirect material interest.

Our audit committee is responsible for reviewing and approving, in advance, all related party transactions. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. To identify any related party transactions, each year, we submit and require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the executive officer or director or their family members has an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, with our interests. In addition, our audit committee determines, on an annual basis, which members of our Board of Directors meet the definition of independent director as defined in Rule 4200 of NASDAQ’s Marketplace Rules. Our audit committee reviews and discusses any relationships with directors that would potentially interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. Finally, our Code of Business Conduct, also available on our investor relations website, establishes the corporate standards of behavior for all our employees, officers, and directors.

Formation Transactions

Through a series of transactions related to our initial public offering in October 2004 and the consummation of various formation transactions, Mr. Thomas and others consolidated ownership of a portfolio of properties into our Company. In particular, Mr. Thomas and entities controlled by him, and each of Messrs. Ricci, Scott and Sischo, executive officers of our Company, entered into a master contribution agreement with our Company pursuant to which they contributed their direct and indirect interests in properties and other assets to our operating partnership in exchange for units. Each operating partnership unit issued in the formation transactions is paired with one share of limited voting stock. These paired units are each held by an entity controlled by Mr. Thomas. Mr. Thomas controls the voting of all shares of limited voting stock. During 2009, Messrs. Ricci, Scott and Sischo redeemed all of the operating partnership units that they held.

Description of Contribution Agreement, Tax Indemnity and Debt Guarantees

Concurrently with the completion of our initial public offering in October 2004, we entered into a partnership agreement with the limited partners of our operating partnership. Mr. Thomas holds operating partnership units through entities controlled by him. In addition, Messrs. Ricci, Rutter, Scott and Sischo, together with Ms. Laing, directly hold incentive units in the Company’s operating partnership that are subject to vesting. Holders of operating partnership units under the partnership agreement have rights to cause our operating partnership to redeem their units for an amount of cash per unit equal to the then-current market value of one share of our common stock, or, at our election, to exchange their units for shares of our common stock on a one-for-one basis.

Our operating partnership has agreed, without the consent of Mr. Thomas, not to directly or indirectly sell, exchange or otherwise dispose of in a taxable transaction any of our interest in either One Commerce Square or Two Commerce Square prior to October 2013 (or up to October 2016 so long as Mr. Thomas and his related entities collectively retain at least 50% of the units received by them in the formation transactions). These two properties represented 14.8% of annualized rent for properties in which we hold an ownership interest as of

December 31, 2009. These restrictions do not apply to the disposition of a Commerce Square property under certain circumstances, including a like kind exchange or involuntary conversion under the Internal Revenue Code, other tax deferred transactions, in the event of certain mergers or consolidations whereby our Company continues to hold properties subject to similar restrictions, or other transactions following a basis adjustment such that a contributor of the relevant property to our partnership would not be allocated taxable gain as a result of the transaction. During the same period these disposition restrictions apply, we agreed to use commercially reasonable efforts to maintain certain debt levels to provide the ability for Mr. Thomas and entities controlled by him to guarantee debt of $210 million, which includes $11 million of debt available for guarantee by Mr. Edward Fox, one of our non-employee directors, and by Mr. Richard Gilchrist, an individual formerly affiliated with Maguire Thomas Partners, one of our predecessor companies. Among other things, these debt guarantees allow the guarantors to include this debt in the tax basis of their unit holdings and defer the recognition of gain in connection with the formation transactions.

Registration Rights

We granted registration rights to those entities that received units as a result of the formation transactions undertaken in connection with our initial public offering in October 2004, and to those individuals receiving incentive units. These entities, all of which are directly or indirectly controlled by Mr. Thomas, have registration rights with respect to the shares of our common stock that may be acquired by them in connection with the exercise of redemption rights under our operating partnership agreement. Each of our executive officers, consisting of Messrs. Ricci, Rutter, Scott and Sischo, and Ms. Laing, has registration rights with respect to operating partnership units received upon conversion of vested incentive units. These registration rights will require us to seek to register the shares of our common stock acquired upon redemption of units.

Use of Aircraft owned by Mr. Thomas

Mr. Thomas is reimbursed for the use of his aircraft by him or other Company employees for Company business. In 2009, we did not use his aircraft for Company business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial owners of more than 10% of outstanding shares of our common stock to file reports of holdings and transactions in the Company’s stock with the SEC by certain deadlines. Based on our records and other information, we believe that all Section 16(a) SEC filing requirements applicable to our directors and executive officers for the year ended December 31, 2009 were timely met, except that: (1) Mr. Thomas, was delinquent in reporting his purchases of common stock on March 27, 2009 and shares acquired as a result of dividend re-investment on July 16, 2007, which were each reported on a Form 4 filed on March 31, 2009 and on a Form 5 filed on January 29, 2010; (2) Ms. Laing, Mr. Ricci, Mr. Scott and Mr. Sischo were delinquent in reporting shares received in consideration for the redemption of operating partnership units as a result of vested incentive units granted under the 2004 Equity Incentive Plan on February 11, 2009, which were reported on a Form 4 filed on January 11, 2010. Mr. Sischo was delinquent in reporting a subsequent redemption of additional operating partnership units on November 18, 2009, which was reported on a Form 4 filed on January 11, 2010; (3) in addition, a Form 3 report originally filed by Mr. Rutter on September 4, 2008 was amended on January 21, 2009 to correct the number of shares acquired by Mr. Rutter that had previously been reported on such Form 3 report; and (4) Mr. Goolsby was delinquent in reporting his purchases of common stock on September 14, 2009 which was reported on a Form 4 filed on September 17, 2009.

Proposal to Ratify the Appointment of the Independent Certified Accountants of the Company for the Fiscal Year Ending December 31, 2010 (Proposal 2)

What are we asking you to approve?

Ernst & Young LLP has been selected by the Board, upon recommendation of the audit committee, to audit the consolidated financial statements of the Company for the year ending December 31, 2010. We are asking you to ratify this engagement. It is expected that one or more representatives of Ernst & Young LLP will attend the annual meeting, with the opportunity to make a statement if they should so desire and will be available to respond to appropriate questions.

What does the Board of Directors recommend with respect to Proposal 2?

The Board recommends a vote FOR the ratification of the appointment of the independent auditors of the Company.

What vote is required for this proposal?

The affirmative vote of the holders of a majority of our outstanding shares of common stock present in person or represented by proxy and entitled to vote on this Proposal 2 is required to approve this Proposal 2. Under Delaware law, in determining whether this Proposal 2 has received the requisite number of affirmative votes, abstentions will be counted and have the same effect as a vote against this proposal and broker non-votes will not be counted for purposes of this proposal.

What fees have been paid to accountants for the fiscal years ending December 31, 2009 and 2008?

The following table sets forth the aggregate fees billed to us by Ernst & Young LLP for professional services rendered on behalf of the Company and its subsidiaries and its predecessor, as well as all out-of-pocket costs incurred in connection with these services (amounts in thousands):

	2009	2008
Audit Fees	$1,273,950	$1,400,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,273,950	$1,400,000

Audit Fees

Consists of fees billed for professional services rendered for the audits of the Company’s annual financial statements, reviews of the financial statements included in the Company’s quarterly reports, audits of certain expenses for operating properties, stand-alone audits of subsidiaries and audit of internal controls over financial reporting in 2009 and 2008.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee pre-approves, and did pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP during 2009. These services may include audit services, audit-related services, and other services.

Other Matters

The management of the Company does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are properly presented for a vote, the proxies will be voted for such matters in accordance with the recommendation of the Board or, if no recommendation is given, in the discretion of the persons acting under the proxies.

Annual Report

The Company’s annual report for the year ended December 31, 2009 on Form 10-K is enclosed with this proxy statement. Stockholders are referred to the report for financial and other information about the Company.

By Order of the Board of Directors

Diana M. Laing

Chief Financial Officer and Secretary

Los Angeles, California

April 28, 2010

☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Eastern Time, on May 26, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/tpgi • Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Vote by telephone

•      Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•      Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — Each proposal below has been proposed by the Company. The Board of Directors recommends a vote “FOR” each proposal listed below.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
01 - James A. Thomas*	☐	☐	02 - R. Bruce Andrews*	☐	☐	03 - Edward D. Fox*	☐	☐

04 - John L. Goolsby*	☐	☐	05 - Winston H. Hickox*	☐	☐	06 - Randall L. Scott*	☐	☐

07 - John R. Sischo*	☐	☐	* Each for a one-year term expiring at the 2011 Annual Meeting of Stockholders.

	For	Against	Abstain

2. Ratification of the selection of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2010.	☐	☐	☐

3. To consider and act on such other business that may properly come before the meeting or any adjournment or postponement thereof in the discretion of the proxy holder.

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

IMPORTANT: Please DATE and SIGN this proxy where indicated below. Please sign exactly as name appears on the records of the Company. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — THOMAS PROPERTIES GROUP, INC.

2010 ANNUAL MEETING OF STOCKHOLDERS

DATE:	May 26, 2010
TIME:	10:00 AM
PLACE:	California Club
538 South Flower Street
Los Angeles, CA 90071

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, as record owner of the shares of Thomas Properties Group, Inc. (the “Company”) described on the reverse side, hereby appoints Diana M. Laing and Robert D. Morgan, and each of them, as proxies of the undersigned with the full power of substitution, to represent and to attend the 2010 annual meeting of stockholders (the “2010 Annual Meeting”) to be held on Wednesday, May 26, 2010, at 10:00 a.m., local time, at the California Club, 538 South Flower Street, in Los Angeles, California, or any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting of stockholders and of the accompanying proxy statement, each of which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS DIRECTED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN WITH RESPECT TO ANY PARTICULAR MATTER, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” EACH OF THE NOMINEES FOR DIRECTORS AND “FOR” THE OTHER PROPOSALS AS DESCRIBED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.